Supplement to Prospectus dated March 16, 1998
                               Filed Pursuant to Rule 424(b)(3)
                               Registration Statement No. 333-47583



                         NOTICE TO THE SHAREHOLDERS OF
                     THE WESTON PAPER AND MANUFACTURING CO.


      As you know, a special meeting (the "Special Meeting") of holders of shares of common stock of The Weston Paper and Manufacturing Co. is scheduled for this Friday, April 17, 1998 at 11:30 a.m., Eastern Time, at Country Club of Terre Haute, 57 Allendale Place, Terre Haute, Indiana 47802. At the Special Meeting, you will be asked to vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of January 29, 1998, among Weston, International Paper Company and Wolverine Acquisition Corp. (the "Merger Agreement"), pursuant to which a wholly owned subsidiary of International Paper will merge with and into Weston (the "Merger"), with Weston continuing as the surviving corporation in the Merger.

      Details of the Merger have been previously sent to you by Weston and International Paper in a Proxy Statement/Prospectus dated March 16, 1998.

             WHAT YOU WILL RECEIVE FOR YOUR WESTON COMMON STOCK

      If the Merger is approved at the Special Meeting, pursuant to the Merger Agreement, each share of your Weston common stock will be exchanged for 9.0357 shares (the "Exchange Ratio") of International Paper common stock. In accordance with Section 2.1(c) of the Merger Agreement and as presented on page 9 of the Proxy Statement/Prospectus, the Exchange Ratio was determined by dividing $447.6051 by $49.5375, which is the arithmetic average of the closing sale prices of International Paper common stock reported on the New York Stock Exchange Composite Tape on the last 20 trading days preceding the fifth such day prior to the date of the Special Meeting. In an attempt to use simplified language in expressing this formula in the summary on page 2 of the Proxy Statement/Prospectus, there is an inaccurate reference that the 20-trading day period ended on (rather than preceded) the fifth trading day prior to the date of the Special Meeting.

      FOR HOLDERS OF RECORD OF WESTON COMMON STOCK: Enclosed is a proxy card which you may use to vote on the Merger. If you have already signed and returned a proxy card, you need not take any action now. However, you may revoke, or change a vote on, a proxy card at any time prior to its exercise by (i) delivering, prior to the Special Meeting, to Dwight McKay, Treasurer and Corporate Secretary, The Weston Paper and Manufacturing Co., 2001 North 19th Street, Terre Haute, Indiana 47804, a duly executed proxy bearing a later date or time than a previously executed proxy; (ii) delivering a written notice of revocation bearing a later date or time than the proxy; or (iii) ATTENDING the Special Meeting and voting in person.

      FOR HOLDERS OF VOTING TRUST CERTIFICATES: Under the terms of the Voting Trust Agreement pertaining to your shares of Weston common stock, only the trustees have authority to vote on the Merger at the Special Meeting in the absence of a specific request by you for a proxy to vote the shares of Weston common stock represented by your voting trust certificates. A majority of the voting trustees have indicated that they will vote in favor of the Merger. Therefore, if you are in favor of the Merger, you need not take any action at this time. If you would like a proxy to vote at the Special Meeting, you may contact Edward T. Turner, Jr., Chairman and Chief Executive Officer of Weston, at (812) 232-0521.



      We look forward to your support of the Merger at the Special Meeting.


 THE WESTON PAPER AND MANUFACTURING CO.          INTERNATIONAL PAPER COMPANY
 April 14, 1998